AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

This Amendment No. 3 to Employment Agreement (“Amendment”) is made as of the 29th day of July, 2008, by and between RUBY TUESDAY, INC., a Georgia corporation (the “Company”) and SAMUEL E. BEALL, III, a resident of the State of Tennessee (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of June 19, 1999, as amended by Amendment No. 1 to Employment Agreement dated January 9, 2003 and Amendment No. 2 to Employment Agreement dated July 9, 2008 (collectively, the “Agreement”); and

WHEREAS, Executive and Company desire to amend the Agreement as hereinafter set forth; and

WHEREAS, capitalized terms not otherwise defined herein shall have the same meaning attributed to such terms in the Agreement.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the Agreement shall be amended, effective as of July 30, 2008, as follows:

1.	By deleting Section 2 in its entirety and substituting therefor the following:

“2.       Term. Except as otherwise provided in Section 4 of the Agreement, the Term of the Agreement is extended and shall continue until July 18, 2010. The Agreement may continue for any subsequent renewal periods agreed to by the Executive and the Company. The period described herein, as the same may be renewed as provided for herein, shall be referred to as the ‘Term’.”

2.	By deleting Appendix 3.7 in its entirety and substituting therefor the following:

“Appendix 3.7

In accordance with Section 3.7 of this Agreement, if the Executive timely elects a lump sum form of payment under the Ruby Tuesday, Inc. Executive Supplemental Pension Plan, the lump sum amount shall be the amount as determined in accordance with this Appendix 3.7, as follows:

Effective Date of Retirement	Lump Sum Amount

Prior to June 3, 2008	$7,565,106
On or after June 3, 2008, but prior to June 2, 2009	$7,584,587
On or after June 2, 2009, but prior to June 1, 2010	$7,740,709
On or after June 1, 2010, but prior to or on July 18, 2010	$8,068,250

If the Executive’s effective date of retirement is later than the initial date identified in the second and third lines of this Appendix 3.7 but before the initial date in the immediately succeeding line, the lump sum amount shall be an amount between the lump sum amounts indicated by such lines as determined by straight line interpolation.

If the effective date of retirement is on or after July 19, 2010, the provisions of the Ruby Tuesday, Inc. Executive Supplemental Pension Plan shall apply without regard to this Appendix 3.7.”

IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Amendment as of the date first shown above.

COMPANY:

RUBY TUESDAY, INC.

By: /s/ Marguerite N. Duffy	By: /s/ Stephen I. Sadove
Marguerite N. Duffy	Stephen I. Sadove
Senior Vice President &	Chairman, Executive
Chief Financial Officer	Compensation & Human
Resources Committee

EXECUTIVE:

      /s/ Samuel E. Beall, III

SAMUEL E. BEALL, III